Exhibit 10.16

June 25, 2014

Jeffrey Doctoroff

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Dear Jeff,

We are pleased to confirm our offer of employment with MultiPlan. We believe that you have the experience and the qualifications to be a valuable contributor to our organization.

The position offered is Senior Vice President and General Counsel, reporting to Mark Tabak, Chief Executive Officer. Your expected start date is August 18, 2014 and the starting rate of pay will be $11,923.08 per pay period (annualized at $310,000.00). You will also be eligible to participate in the MultiPlan incentive compensation plan. Your target bonus under this plan will be 50% of your base salary. Your manager will specify the goals and deliverables that you must meet in order to receive your target bonus amount. Given that you are starting your employment in the middle of the year, you will be eligible for a pro-rated portion of the bonus for the 2014 plan year.

In addition to the compensation noted above, you will also be granted 4,069.326 Class B Units. In the event that you accept the position, you will receive a detailed agreement relating to the Class B Units. However, following is some information relating to vesting and value:

•	60% of the Blass B Units vest ratably over 4 years.

•	40% of the Class B Units vest over a 4 year period if EBITDA targets are achieved in each of the 4 years or cumulatively.

•	All of the Class B Units will vest upon a change in control.

•	The Class B Units today have only a nominal value, but their future value is based on the value of MultiPlan upon a monetization event. The value will be a percent of the “profit” to the Shareholders who acquired MultiPlan on March 31, 2014.

•	You will be permitted to make a 83(b) election with the IRS within 30 days upon the receipt of your Class B Units and such election will allow the value of these Units at a monetization even to be treated as Capital Gains to you rather than ordinary income.

As part of this offer, you will be eligible for benefits as provided for full-time employees. Additional benefit information can be found in the Benefits Quick Reference Guide; further details will be provided during orientation.

Please note that this offer is contingent upon the successful completion of a pre-employment background check within the guidelines of state and federal law.

As a condition of your employment, you will need to provide MultiPlan with documents that establish both your identity and employment eligibility to work in the United States. A list of acceptable documents required by the Immigration Reform Control Act of 1986 that are proof of a lawful work status can be found in MultiPlan Salute - a web-based on-boarding tool.

Your employment is considered employment at will. This means employment is not defined for a specific time, rather either you or MultiPlan may terminate the employment relationship at any time with or without notice and with or without cause. However, in the event that you are terminated without cause, you will be eligible to receive a severance payment equal to six months of your base salary in the event that you sign a waiver and release of claims against the company.

Please indicate your acceptance of this offer by selecting accept below. Please also return a signed copy of this letter on your first day.

We look forward to you joining the MultiPlan team!

Sincerely,

/s/ Carolyn Martin
Carolyn Martin
Sr. Vice President, Human Resources

Accepted:	/s/ Jeffrey Doctoroff	Date:	06/27/14
Jeffrey Doctoroff